EXHIBIT 10.1

TELLABS, INC.
2004 INCENTIVE COMPENSATION PLAN

TELLABS, INC.
2004 INCENTIVE COMPENSATION PLAN

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Article 11.	Performance Goals
	11.1 Performance Goals	12
Article 12.	Beneficiary Designation
Article 13.	Rights of Participants
	13.1 Employment of Service	13
	13.2 Participation	13
	13.3 No Right to Company Assets	13
	13.4 Rights as Stockholder; Fractional Shares	13
	13.5 Nontransferability of Awards	13
	13.6 Election to Defer	14
	13.7 Other Restrictions and Limitations	14
	13.8 Awards to Participants Outside the United States	14
Article 14.	Change in Control
	14.1 Stock-Based Awards	14
	14.2 Performance-Based Awards	14
Article 15.	Amendment, Modification and Termination
	15.1 Amendment, Modification and Termination of Plan	14
	15.2 Amendment or Modification Awards	15
	15.3 Effect on Outstanding Awards	15
Article 16.	Withholding
	16.1 Tax Withholding	15
	16.2 Stock Delivery or Withholding	15
Article 17.	Successors
Article 18.	Requirements of Law
	18.1 Requirements of Law	15
	18.2 Governing Law	15

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Article 1. Establishment, Purpose and Duration

1.1	Establishment of the Plan. On February 20, 2004, the Board of Directors of Tellabs, Inc. (the “Company”) adopted, subject to the approval of stockholders, this incentive compensation plan known as the “Tellabs, Inc. Incentive Compensation Plan” (hereinafter referred to as the “Plan”), which permits the grant of short-term and long-term incentive and other stock and cash awards.

1.2	Purpose of the Plan. The purpose of the Plan is to promote the success of the Company and its Subsidiaries by providing incentives to Employees, Directors and Consultants of the Company and its Subsidiaries that will link their personal interests to the financial success of the Company and its Subsidiaries and to growth in stockholder value. The Plan is designed to provide flexibility to the Company and its Subsidiaries in their ability to motivate, attract, and retain the services of Employees, Directors and Consultants upon whose judgment, interest, and special effort the successful conduct of their operations is largely dependent.

1.3	Duration of the Plan. The Plan was approved by the Board on February 20, 2004, shall become effective on the date it is approved by the Company’s stockholders (the “Effective Date”), and shall remain in effect, subject to the right of the Board of Directors to terminate the Plan at any time pursuant to Article 15 herein, until all Shares subject to it shall have been purchased or acquired according to the provisions herein. However, in no event may an Award be granted under the Plan on or after the tenth (10th) anniversary of the Effective Date of the Plan.

Article 2. Definitions and Construction

2.1	Definitions. Whenever used in the Plan, the following terms shall have the meanings set forth below and, when the meaning is intended, the initial letter of the word is capitalized:

(a)	“Award” includes, without limitation, Options, Stock Appreciation Rights, Performance Share or Unit Awards, Dividend or Dividend Equivalent Rights, Stock Awards, Restricted Stock or Unit Awards, Cash Awards, Annual Incentive Awards or Other Incentive Awards as described in or granted under this Plan.

(b)	“Award Agreement” means the agreement or other writing (which may be framed as a plan or program) that sets forth the terms and conditions of each Award under the Plan, including any amendment or modification thereof.

(c)	“Change in Control” shall be deemed to have occurred the first to occur of:

(i) Any “person” (as defined in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), excluding for this purpose, the Company or any subsidiary of the Company, or any employee benefit plan of the Company or any subsidiary of the Company, or any person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan which acquires beneficial ownership of voting securities of the Company, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding securities; provided, however, that no Change in Control will be deemed to have occurred as a result of a change in ownership percentage resulting solely from an acquisition of securities by the Company; and provided further that no Change in Control will be deemed to have occurred if a person inadvertently acquires an ownership interest of 20% or more but then promptly reduces that ownership interest below 20%;

(ii) During any two consecutive years, individuals who at the beginning of such two-year period constitute the Board and any new director (except for a director designated by a person who has entered into an agreement with the Company to effect a transaction described elsewhere in this definition of Change in Control) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved (such individuals and any such new director, the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board;

(iii) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination,

(A)	all or substantially all of the individuals and entities who were the beneficial owners of outstanding voting securities of the Company immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) (the “Resulting Company”) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the outstanding voting securities of the Company;

(B)	no person (as defined in Section 13(d) and 14(d) of the Exchange Act) (other than the Company, the Resulting Company or any employee benefit plan (or related trust) of the Company or such Resulting Company) beneficially owns, directly or indirectly, 20% or more of, respectively, the then combined voting power of the then outstanding voting securities of the Resulting Company, except to the extent that such ownership resulted solely from ownership of securities of the Company prior to the Business Combination; and

(C)	at least a majority of the members of the board of directors of the Resulting Company were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination.

(iv) Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company; or

(v) A tender offer (for which a filing has been made with the Securities and Exchange Commission (“SEC”) which purports to comply with the requirements of Section 14(d) of the Exchange Act and the corresponding SEC rules) is made for voting securities of the Company, and then the first to occur of:

(A)	Any time during the offer when the person making the offer owns or has accepted for payment stock of the Company with 25% or more of the total voting power of the Company’s securities, or

(B)	Three (3) business days before the offer is to terminate unless the offer is withdrawn first if the person making the offer could own, by the terms of the offer plus any shares owned by the person, stock with 50% or more of total voting power of the Company’s securities when the offer terminates.

(d)	“Code” means the Internal Revenue Code of 1986, as amended from time to time.

(e)	“Committee” means the Tellabs, Inc., Compensation Committee, or such other committee designated by the Board of Directors to administer this Plan. The Committee shall be appointed by the Board, shall consist of three or more outside, independent members of the Board, and in the judgment of the Board, shall be qualified to administer the Plan as contemplated by (i) Rule 16b-3 of the Securities Exchange Act of 1934 (or any successor rule), (ii) Section 162(m) of the Code, as amended, and the regulations thereunder (or any successor Section and regulations), and (iii) any rules and regulations of the NASDAQ Stock Market (or such other stock exchange on which the Common Stock is traded). Any member of the Committee who does not satisfy the qualifications set out in the preceding sentence may recuse himself or herself from any vote or other action taken by the Committee. The Board may, at any time and in its complete discretion, remove any member of the Committee and may fill any vacancy in the Committee.

(f)	“Common Stock,” “Shares” or “Stock” means the common stock, par value $.01 per share, of the Company.

(g)	“Company” means Tellabs, Inc., a Delaware corporation, or any successor thereto as provided in Article 15 herein.

(h)	“Consultant” means any person, including an advisor (other than a person who is an Employee or a Director), or any entity that renders services to the Company and/or a Subsidiary.

(i)	“Covered Employee” means any Participant who is or may be a “covered employee” within the meaning of Section 162(m)(3) of the Code in the year in which an Award becomes taxable to such Participant.

(j)	“Director” means a director of the Company or a Subsidiary.

(k)	“Effective Date” means the date this Plan is approved by the Company’s stockholders.

(l)	“Employee” means an employee of the Company or any of its Subsidiaries, including an employee who is an officer or a Director.

(m)	“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

(n)	As used in this Plan (unless a different method of calculation is required by applicable law) “Fair Market Value” on or as of any date shall mean (i) the closing price of the Stock as reported by the Nasdaq Stock Market (or, if the Stock is not listed for trading on the NASDAQ Stock Market, then on such other national exchange upon which the Stock is then listed) for such date, or if there are no sales on such date, on the next preceding day on which there were sales, or (ii) in the event that the Stock is no longer listed for trading on a national exchange, an amount determined in accordance with standards adopted by the Committee.

(o)	“Participant” means an Employee, a Director or a Consultant who has been granted an Award under the Plan.

(p)	“Plan” means this Tellabs, Inc. 2004 Incentive Compensation Plan, as herein described and as hereafter from time to time amended.

(q)	“Predecessor Plans” means the 1984 Incentive Stock Option Plan, as amended and restated, 1986 Non-Qualified Stock Option Plan, as amended and restated, 1987 Stock Option Plan for Non-Employee Corporate Directors, as amended and restated, 1989 Stock Option Plan, as amended and restated, 1991 Stock Option Plan, as amended and restated, 1994 Stock Option Plan, Tellabs, Inc., 1998 Stock Option Plan, 1999 Tellabs, Inc., Stock Bonus Plan, and the Tellabs, Inc., 2001 Stock Option Plan.

(r)	“Previously Acquired Shares” means shares of Stock acquired by the Participant or any beneficiary of a Participant, which Shares have been held for a period of not less than six months, or such longer or shorter period as the Committee may require or permit.

(s)	“Subsidiary” shall mean any corporation which is a subsidiary corporation of the Company, as that term is defined in Section 424(f) of the Code.

2.2	Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular, and the singular shall include the plural.

2.3	Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

Article 3. Administration

3.1	Authority of the Committee. The Plan shall be administered by the Committee. Subject to the provisions of the Plan, the Committee shall have all powers vested in it by the terms of the Plan, such powers to include the authority to:

(i) Select the persons to be granted Awards under the Plan;

(ii) Determine the terms, conditions, form and amount of Awards to be made to each person selected;

(iii) Determine the time when Awards are to be made and any conditions which must be satisfied before an Award is made;

(iv) Establish objectives and conditions for earning Awards;

(v) Determine the terms of each Award Agreement and any amendments or modifications thereof (which shall not be inconsistent with the Plan);

(vi) Determine whether the conditions for earning an Award have been met and whether an Award will be paid at the end of the Performance Period;

(vii) Determine if and when an Award may be deferred;

(viii) Determine whether the amount or payment of an Award should be reduced or eliminated; and

(ix) Determine guidelines and/or procedures for the payment or exercise of Awards; and

(x) Make such other determinations and take such other actions relating to Awards as the Committee deems necessary or appropriate.

Notwithstanding the foregoing, no action of the Committee (other than pursuant to Sections 4.2, 9.3, 10.1 or Article 11) may, without the consent of the person or persons entitled to exercise any outstanding Option or Stock Appreciation Right or to receive payment of any other outstanding Award, adversely affect the rights of such person or persons with respect to such Awards.

3.2	Decisions Binding. The Committee shall have full power and authority to administer and interpret the Plan and to adopt or establish such rules, regulations, agreements, guidelines, procedures and instruments, which are not contrary to the terms of the Plan and which, in its opinion, may be necessary or advisable for the administration and operation of the Plan. All determinations and decisions made by the Committee pursuant to the provisions of the Plan and all related orders or resolutions of the Board of Directors shall be final, conclusive and binding on all persons, including the Company and its Subsidiaries, its stockholders, employees, and Participants and their estates and beneficiaries, and such determinations and decisions shall not be reviewable.

3.3	Delegation of Certain Responsibilities. The Committee may, subject to the terms of the Plan and applicable law, appoint such agents as it deems necessary or advisable for the proper administration of the Plan under this Article 3; provided, however, that except as provided below, the Committee may not delegate its authority to grant Awards under the Plan or to correct errors, omissions or inconsistencies in the Plan. The Committee may delegate to the Company’s Chief Executive Officer and/or to other officers of the Company its authority under this Article 3, provided that such delegation shall not extend to the grant of Awards or the exercise of discretion with respect to Awards to Employees who, at the time of such action, are (a) Covered Employees or (b) officers of the Company or its Subsidiaries who are subject to the reporting requirements of Section 16(a) of the Exchange Act. All authority delegated by the Committee under this Section 3.3 shall be exercised in accordance with the provisions of the Plan and any guidelines for the exercise of such authority that may from time to time be established by the Committee.

3.4	Procedures of the Committee. Except as may otherwise be provided in the charter or similar governing document applicable to the Committee, (a) all determinations of the Committee shall be made by not less than a majority of its members present at the meeting (in person or otherwise) at which a quorum is present; (b) a majority of the entire Committee shall constitute a quorum for the transaction of business; and (c) any action required or permitted to be taken at a meeting of the Committee may be taken without a meeting if a unanimous written consent, which sets forth the action, is signed by each member of the Committee and filed with the minutes for proceedings of the Committee.

3.5	Award Agreements. Each Award under the Plan shall be evidenced by an Award Agreement which shall be signed by an authorized officer of the Company and, if required, by the Participant, and shall contain such terms and conditions as may be authorized or approved by the Committee. Such terms and conditions need not be the same in all cases.

Article 4. Stock Subject to the Plan

4.1	Number of Shares.

(a)	Subject to adjustment as provided in Section 4.2 herein, the aggregate number of shares of Common Stock that may be delivered under the Plan at any time shall not exceed (i) 10,000,000 Shares, plus (ii) the number of Shares that remain available for issuance under the Predecessor Plans as of the Effective Date (increased by any Shares subject to any award (or portion thereof) outstanding under the Predecessor Plans on the Effective Date which are not issued upon or due to the subsequent exercise, termination, expiration or lapse of such award). Stock delivered under the Plan may consist, in whole or in part, of authorized and unissued Shares or treasury Shares. To the extent that shares of Stock subject to an outstanding Award or an award under the Predecessor Plan are not issued by reason of the forfeiture, termination, surrender, cancellation or expiration while unexercised of such award, by reason of the tendering or withholding of Shares (by either actual delivery or by attestation) to pay all or a portion of the purchase price or to satisfy all or a portion of the tax with holding obligations relating to an Award, by reason of being settled in cash in lieu of Stock or settled in a manner such that some or all of the Shares covered by the Award are not issued to a Participant, or being exchanged for a grant under this Plan that does not involve Stock, then such shares shall immediately again be available for issuance under this Plan. The Committee may from time to time adopt and observe such procedures concerning the counting of Shares against the Plan maximum as it may deem appropriate.

(b)	Shares of Common Stock issued in connection with awards that are assumed, converted or substituted pursuant to a merger, acquisition or similar transaction entered into by the Company or any of its Subsidiaries shall not reduce the number of Shares available for issuance under this Plan.

(c)	Subject to Section 4.2, the following limitations shall apply to Awards under the Plan:

(i) All of the Shares that may be issued under this Plan may be issued pursuant to SARs, Options or other Awards hereunder, provided, however, that the number of shares of Common Stock that may be issued under this Plan pursuant to Options which are Incentive Stock Options shall be limited to 10,000,000, and provided, further, that not more than 9,000,000 shares of Common Stock may be delivered pursuant to Awards of Restricted Stock or Restricted Stock Units.

(ii) The maximum number of Shares that may be covered by Awards granted under this Plan to any single Participant shall be 1,000,000 Shares during any one calendar year. For purposes of applying the limitations set forth in this paragraph (ii), if an Award, including, but not limited to Options, SARs, Restricted Stock, Restricted Stock Units and Performance Shares, is denominated in Shares or the amount of the payment to be made thereunder shall be determined by reference to the value of Shares, then such Award shall be counted in the year the Award is granted as covering the number of Shares set forth in the Award. If an Award is granted in tandem with a Stock Appreciation Right, such that the exercise of the Award right or Stock Appreciation Right with respect to a share of Common Stock cancels the tandem Stock Appreciation Right or Award right, respectively, with respect to such share, the tandem Award right and Stock Appreciation Right with respect to each share of Stock shall be counted as covering but one share of Stock for purposes of applying the limitations of this paragraph (ii).

4.2	Adjustments in Authorized Shares. In the event of any merger, reorganization, consolidation, recapitalization, separation, liquidation, Common stock dividend, split-up, share combination, or other change in the corporate structure of the Company affecting the Common stock, such adjustment shall be made in the number and class of shares which may be delivered under the Plan, in the maximum number of Shares set forth in paragraph 4.1(c) above, and in the number and class of and/or price of shares subject to outstanding Awards granted under the Plan, as may be determined to be appropriate and equitable by the Committee, in its sole discretion, to prevent dilution or enlargement of rights; and provided that the number of shares subject to any Award shall always be a whole number. Any adjustment of an Incentive Stock Option under this paragraph shall be made in such a manner so as not to constitute a modification within the meaning of Section 424(h)(3) of the Code.

Article 5. Eligibility and Participation

5.1	Eligibility. Persons eligible to participate in this Plan include all Employees, Directors and Consultants.

5.2	Actual Participation. Subject to the provisions of the Plan, the Committee may from time to time select those Employees, Directors and Consultants to whom Awards shall be granted and determine the nature and amount of each Award.

Article 6. Options

6.1	Grant of Options. Subject to the terms and provisions of the Plan, Options may be granted to Employees, Directors, and/or Consultants at any time and from time to time as shall be determined by the Committee. The Committee may grant any type of Option to purchase Stock that is permitted by law at the time of grant including, but not limited to Incentive Stock Options (“ISOs”) or Nonqualified Stock Options (“NQSOs”). However, only Employees may receive an Award of Incentive Stock Option. Unless the Award Agreement shall specify that the Option is intended to be an Incentive Stock Option within the meaning of Section 422 of the Code, the Option shall be a Nonqualified Stock Option whose grant is not intended to be subject to the provisions of Code Section 422. Each Option shall expire at such time as the Committee shall determine in the Award Agreement, however, no Option shall be exercisable later than the tenth (10th) anniversary date of its grant.

6.2	Option Price. The purchase price per share of Stock covered by an Option shall be determined by the Committee but shall not be less than 100% of the Fair Market Value of such Stock on the date the Option is granted. Notwithstanding the authority granted to the Committee pursuant to Section 3.1 of the Plan, once an Option is granted, the Committee shall have no authority to reduce the Option price, nor may any Option granted under the Plan be surrendered to the Company as consideration for the grant of a new Option with a lower exercise price without the approval of the Company’s stockholders, except pursuant to Section 4.2 of the Plan related to an adjustment in the number of Shares.

6.3	Payment. Options shall be exercised by the delivery of a written notice to the Company setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares. The Option price of any Option shall be payable to the Company in full either (a) in cash or its equivalent, including, but not limited to, delivery of a properly completed exercise notice, together with irrevocable instructions to a broker to promptly deliver to the Company the amount of sale proceeds from the sale of the Shares subject to the Option exercise or to deliver loan proceeds from such broker to pay the exercise price and any withholding taxes due, (b) by delivery or deemed delivery through attestation of Previously Acquired Shares having a Fair Market Value at the time of exercise equal to the total Option price, (c) by a combination of (a) or (b) or (d) such other methods as the Committee may permit.

6.4	Special Provisions Applicable to Incentive Stock Options. To the extent provided or required under Section 422 of the Code or regulations thereunder (or any successor section or regulations) the Award of Incentive Stock Options shall be subject to the following:

(a)	In the event that the aggregate Fair Market Value of the Common Stock (determined at the time the Options are granted) subject to ISOs held by a Participant that first becomes exercisable during any calendar year exceeds $100,000 then the portion of such ISOs equal to such excess shall be NQSOs.

(b)	An Incentive Stock Option granted to an employee who, at the time of grant, owns (within the meaning of Section 424(d) of the Code) stock possessing more than 10% of the total combined voting power of all classes of Stock of the Company, shall have an exercise price which is at least 110% of the Fair Market Value of the Common Stock subject to the Option, and shall be exercisable no later than the fifth (5th) anniversary date of its grant.

Article 7. Stock Appreciation Rights

7.1	Grant of Stock Appreciation Rights. Subject to the terms and conditions of the Plan, stock appreciation rights (“SARs”) may be granted to Employees, Directors and/or Consultants at any time and from time to time, at the discretion of the Committee. Each SAR shall expire at such time as the Committee shall determine in the Award Agreement, however, no SAR shall be exercisable later than the tenth (10th) anniversary of the date of its grant.

7.2	Payment of SAR Amount. Upon exercise of the SAR, the holder shall be entitled to receive payment of an amount determined by multiplying:

(a)	The difference between the Fair Market Value of a Share on the date of exercise over the price fixed by the Committee at the date of grant (which price shall not be less than 100% of the Fair Market Value of a Share on the date of grant); by

(b)	The number of Shares with respect to which the SAR is exercised.

7.3	Form of Payment. Payment to a Participant of the amount due upon SAR exercise will be made in Shares having a Fair Market Value as of the date of exercise equal to the amount determined under Section 6.2 above, except as the Committee may otherwise provide for the payment in cash in the applicable Award Agreement or any amendment or modification thereof.

Article 8. Restricted Stock and Restricted Stock Units

8.1	Grant of Restricted Stock and Restricted Stock Units. Subject to the terms and conditions of the Plan, the Committee, at any time and from time to time, may grant restricted stock (“Restricted Stock”) and restricted stock units (“Restricted Stock Units”) under the Plan to such Employees, Directors and/or Consultants and in such amounts and on such terms and conditions as it shall determine.

8.2	End of Period of Restriction. Restricted Stock and Restricted Stock Units shall be subject to such restrictions as the Committee determines, including, without limitation, prohibition against sale, transfer, assignment or encumbrance for a specified period, and a requirement to forfeit or return Restricted Stock or Restricted Stock Units in the event of termination of employment or service during the specified period. After the last day of the period of restriction, (a) Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan shall become freely transferable by the Participant, and (b) the Participant shall be entitled to receive one Share of Common Stock with respect to each Restricted Stock Unit.

Article 9. Performance Units and Performance Shares

9.1	Grant of Performance Units or Performance Shares. Subject to the terms and conditions of the Plan, performance units (“Performance Units”) or performance shares (“Performance Shares”) may be granted to Employees, Directors and/or Consultants at any time and from time to time as shall be determined by the Committee.

9.2	Value of Performance Units and Performance Shares. With respect to each grant of Performance Units or Performance Shares, the Committee shall establish an initial value for each Performance Unit and an initial number of Shares for each Performance Share granted to each Participant, the performance goals that will be used to determine the extent to which the Participant receives a payment of the value of the Performance Units or number of Shares for the Performance Shares awarded, and the period over which such performance will be measured (“Performance Period”). These goals will be based on the attainment, by the Company or its Subsidiaries, of one or more certain performance criteria and objectives described in Article 11 herein. With respect to each such performance measure utilized during a Performance Period, the Committee shall assign percentages to various levels of performance which shall be applied to determine the extent to which the Participant shall receive a payout of the values of Performance Units and number of Performance Shares awarded. Subject to limitations applicable to payments to Covered Employees, the Committee shall have the authority to modify, amend or adjust the terms and conditions of any Performance Unit award or Performance Share award, at any time or from time to time, including but not limited to the performance goals.

9.3	Payment of Performance Units and Performance Shares. After a Performance Period has ended, the holder of a Performance Unit or Performance Share shall be entitled to receive the value thereof as determined by the Committee. The Committee shall make this determination by first determining the extent to which the performance goals set pursuant to Section 9.2 have been met. It will then determine the applicable percentage to be applied to, and will apply such percentage to, the value of Performance Units or number of Performance Shares to determine the payout to be received by the Participant. In addition, with respect to Performance Units and Performance Shares granted to any Covered Employee, no payout shall be made hereunder except upon written certification by the Committee that the applicable performance goal or goals have been satisfied to a particular extent. The payment described in this Section 9.3 herein shall be made in cash, Common Stock, or a combination thereof as determined by the Committee.

Article 10. Annual and Other Incentive Awards

10.1	Annual Incentive Awards. The Committee may from time to time, subject to the provisions of the Plan and such other terms and conditions as the Committee may determine, grant annual incentive awards (“Annual Incentive Awards”) to Employees, including, but not limited to, Covered Employees. Each such Award shall be subject to the following provisions.

(a)	Amounts earned by and paid to Participants under Annual Incentive Awards will be based upon achievement of performance goals established pursuant to Article 11 over a one-year Performance Period, subject to the Committee’s authority to reduce, but not increase, such amount;

(b)	The maximum amount any Participant may earn under an Annual Incentive Award for any calendar year shall not exceed $3,000,000;

(c)	Annual Incentive Awards shall be paid in cash, subject to the Committee providing that all or a portion of any such amount may be paid in Shares.

10.2	Grant of Other Incentive Awards. In addition to Awards under Sections 6 through 9, and Section 10.1 above, the Committee may grant other incentive awards (“Other Incentive Awards”) payable in cash or in Common Stock under the Plan as it determines in its sole discretion. Other Incentive Awards may be granted to Employees, Directors and/or Consultants at any time and from time to time as shall be determined by the Committee. Such Awards may include, but are not limited to:

(a)	Dividend or Dividend Equivalent Right. A right to receive dividends or their equivalent in value in Stock, cash or in a combination of both with respect to any new or previously existing Award;

(b)	Stock Award. An unrestricted transfer of ownership of Stock;

(c)	Awards under Deferred Compensation or Similar Plans. The right to receive Stock or a fixed or variable share denominated unit granted under this Plan or any deferred compensation or similar plan established from time to time by the Company;

(d)	Cash Award. An award denominated in cash, subject to the achievement of performance goals set forth in Section 11.1 during a Performance Period determined by the Committee, or that may be earned under a Company or Subsidiary bonus or incentive plan or program;

(e)	Other Incentive Awards. Other Incentive Awards which are related to or serve a similar function to those Awards set forth in this Section 10.2.

10.3	Limitations. The number of Shares covered by Other Incentive Awards granted to a Participant during a calendar year shall be taken into account for purposes of the annual limitation set forth in Section 4.1(c)(ii) above. The maximum amount that may be earned under the Plan during any calendar year with respect to any Cash Award or Other Incentive Award described in Section 10.2, shall be $3,000,000. Any amount earned with respect to which performance is measured over a period greater than one year shall be deemed to have been earned ratably over the full and partial calendar years in such period.

Article 11. Performance Goals

11.1	Performance Goals. For purposes of this Plan, including, but not limited to, Awards of Performance Shares and Performance Units under Article 9, and of Annual Incentive Awards or other performance-based Awards under Article 10, “performance goals” shall mean the criteria and objectives, determined by the Committee, which shall be satisfied or met during the applicable period of restriction or Performance Period, as the case may be, as a condition to the Participant’s receipt, of Shares or cash with respect to such Award. The criteria or objectives for an Award shall be determined by the Committee in writing, shall be measured for achievement or satisfaction during the Performance Period or period of restriction in which the Committee established for such Participant to satisfy or achieve such criteria and objectives and may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated or other external or internal measure and may be based on or adjusted for any other objective goals, events, or occurrences established by the Committee, provided that such criteria and objectives relate to one or more of the following: total stockholder return, earnings, earnings per share, net income, gross margin, earnings before interest, taxes, depreciation and/or amortization, revenues, expenses, cash flow, indebtedness, market share, return on assets, return on equity, economic value added, assets, Fair Market Value of the Common Stock, value of assets, regulatory compliance, satisfactory internal or external audits, improvement of financial ratings, achievement of balance sheet or income statement objectives, or other financial, accounting or quantitative objective established by the Committee. Performance criteria and objectives may include or exclude extraordinary charges, losses from discontinued operations, restatements and accounting changes and other unplanned special charges such as restructuring expenses, acquisitions, acquisition expenses, including expenses related to goodwill and other intangible assets, stock offerings and stock repurchases. Such performance criteria and objectives may be particular to a line of business, Subsidiary or other unit or the Company generally, and may, but need not be, based upon a change or an increase or positive result. In interpreting Plan provisions applicable to performance criteria and objectives and to performance-based Awards to Participants who are Covered Employees, it is the intent of the Plan to conform with the standards of Section 162(m) of the Code and the regulations thereunder. The Committee, in establishing performance criteria and objectives applicable to such performance-based Awards, and in interpreting the Plan, shall be guided by such standards, including, but not limited to providing that the performance-based Award shall be paid, vested or otherwise delivered solely as a function of attainment of objective performance criteria and objectives based on one or more of the specific criteria and objectives set forth in this Article 11 established by the Committee not later than 90 days after the Performance Period or Period of Restriction applicable to the Award has commenced (or, if such period of service is less than one year, not later than the date on which 25% of such period has elapsed). Prior to the payment of any compensation based on achievement of performance criteria and objectives to any such Covered Employee, the Committee must certify in writing the extent to which the applicable performance criteria and objectives were, in fact, achieved and the amounts to be paid, vested or delivered as a result thereof, provided the Committee may reduce, but not increase, such amount.

Article 12. Beneficiary Designation

Each Participant under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively and who may include a trustee under a will or living trust) to whom any benefit under the Plan is to be paid in case of his death before he receives any or all of such benefit. Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and will be effective only when filed by the Participant in writing with the Committee during his lifetime. In the absence of any such designation or if all designated beneficiaries predecease the Participant, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.

Article 13. Rights of Participants

13.1	Employment or Service. Nothing in the Plan shall interfere with or limit in any way the right of the Company or any of its Subsidiaries to terminate any Participant’s employment or service as a Director or Consultant at any time, nor confer upon any Participant any right to continue in the employ or to so serve as a Director or Consultant of the Company or any of its Subsidiaries.

13.2	Participation. No Employee, Director or Consultant shall have a right to be selected as a Participant, or, having been so selected, to be selected again as a Participant.

13.3	No Right to Company Assets. Neither the Participant nor any other person shall acquire, by reason of the Plan, any right in or title to any assets, funds or property of the Company or any of its Subsidiaries whatsoever including, without limiting the generality of the foregoing, any specific funds, assets, or other property which the Company or any of its Subsidiaries, in its sole discretion, may set aside in anticipation of a liability hereunder. Any benefits which become payable hereunder shall be paid from the general assets of the Company or the applicable Subsidiary.

13.4	Rights as Stockholder; Fractional Shares. Except as otherwise provided under the Plan, a Participant or Beneficiary shall have no rights as a holder of Shares with respect to Awards hereunder, unless and until Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). Fractional Shares shall not be issued or transferred under an Award, but the Committee may authorize payment of cash in lieu of a fraction, or round the fraction down. To the extent the Common Stock is uncertificated, references in this Plan to certificates shall be deemed to include references to any book-entry evidencing such Shares.

13.5	Nontransferability of Awards. The Committee may permit the transfer of Awards, and may impose such restrictions on transferability, and establish such operational procedures regarding transferability, as it may deem appropriate, necessary, or advisable. Except as the Committee may permit, no Award granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, otherwise than by will or by the laws of descent and distribution. Further, all Awards granted to a Participant under the Plan shall be exercisable during his lifetime only by such Participant.

13.6	Election to Defer. The receipt of payment of cash or delivery of Shares that would otherwise be due to a Participant pursuant to an Award hereunder may be deferred at the election of the Participant pursuant to an applicable deferral plan established by the Company or a Subsidiary. Such deferrals shall be made in accordance with such rules and procedures as the Committee may establish under this Plan or the applicable deferral plan.

13.7	Other Restrictions and Limitations. The Committee may impose such restrictions and limitations on any Awards and/or any amounts payable thereunder as it may deem advisable, including, without limitation, restrictions intended to comply with applicable Federal or state securities laws, Share ownership or holding period requirements, or requirements to enter into or to comply with confidentiality, non-competition and/or other restrictive or similar covenants (including provisions relating to forfeiture of awards for violation of such covenants, and may legend the certificates issued in connection with an Award to give appropriate notice of any such restrictions).

13.8	Awards to Participants Outside the United States. In the event any Award under this Plan is granted to a Participant who is employed or providing services outside the United States and who is not compensated from a payroll maintained in the United States, the Committee may, in its discretion, modify the provisions of this Plan as they pertain to such individuals to comply with applicable law, regulation or accounting rules.

Article 14. Change in Control

14.1	Stock-Based Awards. Notwithstanding any other provisions of the Plan, and except as otherwise provided in the Award Agreement, in the event of a Change in Control, all Stock-based Awards granted under this Plan shall immediately vest 100% in each Participant, including Options, SARs, Restricted Stock and Restricted Stock Units.

14.2	Performance-Based Awards. Notwithstanding any other provisions of the Plan, and except as otherwise provided in the Award Agreement, in the event of a Change in Control, all Awards granted under this Plan which are subject to performance goals shall be immediately paid out, including Performance Units and Performance Shares. The amount of the payout shall be based on the higher of: (i) the extent, as determined by the Committee, to which performance goals, established for the Performance Period then in progress have been met up through and including the effective date of the Change in Control, or (ii) 100% of the value on the date of grant of the Performance Units or number of Performance Shares.

Article 15. Amendment, Modification and Termination

15.1	Amendment, Modification and Termination of Plan. The Board may terminate the Plan or any portion thereof at any time, and may amend or modify the Plan from time to time in such respects as the Board may deem advisable in order that any Awards thereunder shall conform to any change in applicable laws or regulations or in any other respect the Board may deem to be in the best interests of the Company; provided, however, that no such amendment or modification shall, without stockholder approval, (i) except as provided in Section 4.2, increase the number of shares of Stock which may be issued under the Plan, (ii) expand the types of Awards available to Participants under the Plan, (iii) materially expand the class of persons eligible to participate in the Plan; (iv) delete or limit the provisions in Section 6.2 prohibiting the repricing of Options or reduce the price at which Shares may be offered under Options; or (v) extend the termination date for making Awards under the Plan. In addition, the Plan shall not be amended without approval of such amendment by the Company’s stockholders if such amendment is required under (1) the rules and regulations of the NASDAQ Stock Market or any other national exchange on which the Stock is then listed, or (2) other applicable law, rules or regulations.

15.2	Amendment or Modification Awards. The Committee may amend or modify any outstanding Awards in any manner to the extent that the Committee would have had the authority under the Plan initially to make such Award as so modified or amended, including without limitation, to change the date or dates as of which Awards may be exercised, to remove the restrictions on Awards, or to modify the manner in which Awards are determined and paid.

15.3	Effect on Outstanding Awards. No such amendment, modification or termination of the Plan pursuant to Section 15.1 above, or amendment or modification of an Award pursuant to Section 15.2 above, shall materially adversely alter or impair any outstanding Awards without the consent of the Participant affected thereby.

Article 16. Withholding

16.1	Tax Withholding. The Company and any of its Subsidiaries shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company or any of its Subsidiaries, an amount sufficient to satisfy Federal, state and local taxes (including the Participant’s FICA obligation) required by law to be withheld with respect to any grant, exercise or payment made under or as a result of this Plan.

16.2	Stock Delivery or Withholding. With respect to withholding required upon the exercise of Options or SARs, upon the lapse of restrictions on Restricted Stock or Restricted Stock Units, or upon any other taxable event arising as a result of Awards granted hereunder, Participants may elect to satisfy the withholding requirement, in whole or in part, by having the Company withhold shares of Common Stock having a Fair Market Value on the date the tax is to be determined equal to the minimum (or such greater amount as the Committee may permit) statutory total tax which would be imposed on the transaction. All such elections shall be subject to any procedures, restrictions or limitations that the Committee, in its sole discretion, deems appropriate.

Article 17. Successors

All obligations of the Company under the Plan, with respect to Awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business and/or assets of the Company.

Article 18. Requirements of Law

18.1	Requirements of Law. The granting of Awards and the issuance of Shares of Stock under this Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

18.2	Governing Law. The Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Delaware.